Exhibit 10.1
LONG TERM INCENTIVE AWARD AGREEMENT
GRANT TO:
___________
(Grantee)
by NorthStar Healthcare Income, Inc. (the “Company”) of

a long-term incentive award, with a target opportunity of $[__] (the “Award”)
as of [__], 2023 (the “Grant Date”)
The Award is being issued pursuant to and subject to the provisions of the NorthStar Healthcare Income, Inc. Amended and Restated Long Term Incentive Plan (the “Plan”). The terms and conditions set forth on Annex A hereto (the “Terms and Conditions”) will also apply to the Award. By accepting the Award, Grantee will be deemed to have agreed to the Terms and Conditions set forth in this Award Agreement and the Plan. Capitalized terms used herein and not otherwise defined will have the meanings assigned to such terms in the Plan.
Unless vesting is accelerated in the discretion of the Board, and subject to the treatment described in the Terms and Conditions in the event of certain terminations of Grantee’s employment or engagement or a Change in Control, the Award will vest and be paid in cash, subject to required withholdings, on December 31, 2025 (the “Cliff Vesting Date”), provided that Grantee is still employed or engaged by the Company on such date. Twenty-five percent (25%) of the Award will be a “Retentive Award,” which will vest on the Vesting Date, without regard to achievement of the Performance Goal, based on Grantee’s continuous employment or engagement by the Company through the Vesting Date. The remaining seventy-five percent (75%) of the Award will be a “Performance-Based Award,” which will vest on the Vesting Date if and to the extent the Performance Goal is achieved, and based on Grantee’s continuous employment or engagement by the Company through the Vesting Date.
(Signatures Follow)

IN WITNESS WHEREOF, NorthStar Healthcare Income, Inc., acting by and through its duly authorized officers, and Grantee have caused this Award Agreement to be executed as of the Grant Date. This Award Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this Award Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

NORTHSTAR HEALTHCARE INCOME, INC.
By:
Name:
Its: Authorized Officer

Grant Date:

GRANTEE
By:
Name:
[Signature Page to Award Agreement]

ANNEX A
TERMS AND CONDITIONS
1.Retentive Award Vesting. The Retentive Award will vest and be paid on the earliest to occur of the following (each, a “Vesting Date”):
(a)the Cliff Vesting Date (provided Grantee is employed or engaged by the Company on such date);
(b)the date of Grantee’s Qualifying Termination (provided that in such instance, Grantee will only be entitled to receive the Pro-Rata Portion of the Retentive Award); or
(c)the occurrence of a Change in Control (provided Grantee is employed or engaged by the Company on such date).
2.Performance-Based Award Vesting. The amount of the Performance-Based Award payable, if any, will be determined based on the level of achievement of the Performance Goal as of the Cliff Vesting Date, by multiplying $[__] (the target amount of the Performance-Based Award) by the Performance-Based Award Vesting Percentage. The Performance Goal will be measured as of, and the Performance-Based Award will vest and be paid on or promptly following (but in all events prior to March 15, 2026) the Cliff Vesting Date (provided Grantee is employed or engaged by the Company on the Cliff Vesting Date). In the event of Grantee’s Qualifying Termination prior to the Cliff Vesting Date, Grantee will be entitled to receive the Pro-Rata Portion of the Performance-Based Award payable based on the level of achievement of the Performance Goal as of the Cliff Vesting Date, if any, which will be paid on the Cliff Vesting Date. In the event of the occurrence of a Change in Control prior to the Cliff Vesting Date, the Performance Goal will be measured as of, and the Performance-Based Award will vest and be paid on or promptly following (but in all events prior to March 15th of the year following the year of such Change in Control) the date of such Change in Control (provided Grantee is employed or engaged by the Company on the date of such Change in Control). The Board shall determine the level of achievement of the Performance Goal as of a Cliff Vesting Date or in connection with a Change in Control, as applicable, in its discretion, and in connection with a Change in Control, the Board shall have discretion to make such determinations by measuring actual achievement through such date, or by deeming achievement to have occurred at the target value, the maximum value, or a value between the target and maximum values, in each case, as are listed in the definition of Performance-Based Award Vesting Percentage below.
3.Treatment on Termination. Except as expressly contemplated by Section 1(b) and 2 hereof, if Grantee’s employment or engagement by the Company terminates prior to a Vesting Date for any reason, Grantee will forfeit all right, title and interest in and to the Award as of the date of such termination. Further, the Company may condition the Qualifying Termination vesting contemplated by Section 1(b) and 2 hereof on Grantee’s timely execution, delivery and non-revocation of a customary release of claims in favor of the Company (provided that, if the applicable review and revocation periods for such release span two taxable years, the Award payment will in all cases be made in the later taxable year).
4.Definitions. As used herein:

(a)“Cause” as a reason for Grantee’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between Grantee and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall have the meaning ascribed to it in the Plan.
(b)“Disability” as a reason for Grantee’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between Grantee and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall have the meaning ascribed to it in the Plan.
(c)“Good Reason” as a reason for Grantee’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between Grantee and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Good Reason” shall mean any of the following acts by the Company without Grantee’s consent, as determined by the Committee: (i) a material diminution in Grantee’s title, duties, or responsibilities, (ii) a material reduction in Grantee’s base salary or annual bonus opportunity (other than pursuant to an across-the-board reduction applicable to similarly situated executives), or (iii) the relocation of Grantee’s principal place of employment more than fifty (50) miles from its current location. To terminate their employment or engagement for Good Reason, Grantee must provide the Company ten (10) days’ written notice describing the event giving rise to Good Reason, such notice to be provided within sixty (60) days of the occurrence of such event, during which ten (10) day period the Company will have a cure right.
(d)“Performance-Based Award Vesting Percentage” means the percentage set forth below for each Performance Goal Target.

Performance Goal Target	Performance-Based Award Vesting Percentage
0%
20%
60%
80%
100%
125%
150%

If the level of achievement of the Performance Goal falls between any of the Performance Goal Target values listed in the above table, the Performance-Based Award Vesting Percentage will be determined based on straight-line interpolation between such Performance Goal Target values.  The Performance-Based Award Vesting Percentages may be equitably adjusted in the discretion of the Board.
(e)“Performance Goal” means, as of any applicable measurement date, (A) the amount of distributions actually made to the Company’ s equityholders during the period commencing on the Grant Date and ending on the Cliff Vesting Date, plus (B) unrestricted cash held at the Company or its operating partnership as of the Cliff Vesting Date, plus (C) solely in the event that the Company has disposed of the investments identified on Appendix A, distributions projected to be made to the Company’s equityholders as determined in the Board’s discretion assuming (i) the hypothetical liquidation of the Company’s investments and (ii) the hypothetical distribution of available cash related thereto, without giving effect to wind-down costs, as of the Cliff Vesting Date. For the avoidance of doubt, the Board shall have discretion to determine projected distributions when determining the level of achievement of the Performance Goal, based on consideration of any facts the Board deems relevant to such determination, including, without limitation, potential discounts for minority interests or the time value of money.
(f)“Pro-Rata Portion” means the amount obtained by multiplying the Retentive Award amount or the Performance-Based Award amount, as applicable, by a fraction, the numerator of which is the number of days Grantee was employed or engaged by the Company from the initial date of employment by the Company through the termination date, and the denominator of which is the number of days from the Grant Date through the Cliff Vesting Date.
(g)“Qualifying Termination” means Grantee’s termination of employment or engagement by the Company (x) by reason of Grantee’s death or Disability, (y) by Grantee for Good Reason, or (z) by the Company without Cause.
5.No Right of Continued Service. Nothing in this Award Agreement will interfere with or limit in any way the right of the Company to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company.
6.Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Agreement and this Award Agreement will be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan will be controlling and determinative.
7.Successors. This Award Agreement will be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan. Grantee may not transfer, assign, create a lien or otherwise alienate Grantee’s rights pursuant to this Award Agreement, and any attempt to do so will be null and void. The Company may assign or transfer this Award Agreement without Grantee’s consent.
8.Severability. If any one or more of the provisions contained in this Award Agreement is invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

9.Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to NorthStar Healthcare Income, Inc., 16 East 34th Street, New York, New York 10016, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
10.Section 409A. For the avoidance of doubt, and without limitation to Section 6 hereof, the Award is subject to the Section 14.3 of the Plan (Special Provisions Related to Section 409A of the Code), is intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, and will be construed and interpreted in accordance with such intent. In the event that any payment or benefit provided hereunder does not comply with Section 409A of the Code, the Company may amend the terms of this Award as necessary to bring such payment or benefit into compliance with Section 409A of the Code. However, in no event will the Company be liable for any additional tax, interest or penalties that may be imposed on Grantee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).